CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 268 to the Registration Statement of The Advisors’ Inner Circle Fund II (Form N-1A: File No. 033-50718) of our report dated February 26, 2021, on the financial statements and financial highlights of Champlain Emerging Markets Fund, Champlain Mid Cap Fund and Champlain Small Company Fund (three of the series constituting The Advisors’ Inner Circle Fund II (the “Funds”)) included the Funds’ Annual Report to shareholders for the period ended December 31, 2020.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 30, 2021